Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224523

PROSPECTUS

$2,000,000,000

Bank of America Corporation InterNotes®

We may offer to sell up to $2,000,000,000 of our Bank of America Corporation InterNotes®, or the notes, from time to time. The specific terms of our InterNotes® will be determined at the time of sale and will be described in a separate supplement to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. Unless we specify otherwise in the applicable supplement, the notes will not be subject to a survivor’s option under which repayment prior to the stated maturity date may be requested following the death of a beneficial owner of the notes.

We may offer the notes to or through agents for resale. The applicable supplement will specify the purchase price, agent discounts and net proceeds for any particular offering of notes. The agents are not required to sell any specific amount of notes but will use their best efforts to sell the notes. We also may offer the notes directly. We have not set a date for termination of our offering of the notes.

The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise indicated in the applicable supplement, the notes will not be listed on any stock exchange.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page 7 of this prospectus.

Our notes are unsecured and are not savings accounts, deposits or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

BofA Merrill Lynch	Incapital LLC

Citigroup	Morgan Stanley	Wells Fargo Advisors

Prospectus dated June 29, 2018

InterNotes® is a registered servicemark of Incapital Holdings LLC.

ABOUT THIS PROSPECTUS

This document is a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC.”

This prospectus describes all material terms of the notes we may offer in connection with the Bank of America Corporation InterNotes® program that are known as of the date of this prospectus. We may offer to sell up to $2,000,000,000 of these InterNotes® from time to time in various offerings. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus to “notes” are to the Bank of America Corporation InterNotes® only.

The specific terms and conditions of the notes being offered will be described in a pricing supplement or a prospectus supplement, each of which we refer to in this prospectus as a “supplement.” A copy of that supplement will be provided to you along with a copy of this prospectus. That supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable supplement, you should rely on the information in the applicable supplement. You should read both this prospectus and the applicable supplement together with the additional information that is incorporated by reference in this prospectus. That additional information is described under the heading “Where You Can Find More Information” beginning on page 51 of this prospectus.

You should rely only on the information provided in this prospectus and the applicable supplement, including the information incorporated by reference. Neither we, nor any agents or dealers, have authorized anyone to provide you with different information. We are not offering the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have filed or will file with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.

The agents will receive a gross selling concession in the form of a discount based on the non-discounted price for each note sold. In this capacity, none of the agents is your fiduciary or advisor, and you should not rely upon any communication from any of the agents in connection with the notes as investment advice or as a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax and other advisors.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bank of America,” “we,” “us,” “our” or similar references are to Bank of America Corporation excluding its consolidated subsidiaries. References in this prospectus to “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America.

Broker-dealer affiliates of Bank of America Corporation, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may use this prospectus in connection with offers and sales in the secondary market of Bank of America Corporation InterNotes®. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

SUMMARY

This section highlights some of the legal and financial terms of the notes that are described in more detail in the section entitled “Description of Notes” beginning on page 16 and elsewhere in this prospectus. Final terms of any particular notes will be determined at the time of sale and will be contained in the supplement relating to those notes. The terms in that supplement may vary from and supersede the terms contained in this prospectus. This section also highlights other selected information in this prospectus. Before you decide to purchase any notes, you should read the more detailed information appearing elsewhere in this prospectus and in the applicable supplement.

Issuer	Bank of America Corporation

Bank of America Corporate Center, 100 North Tryon Street, Charlotte,

North Carolina 28255; telephone: (704) 386-5681

Purchasing Agent	Incapital LLC

Joint Lead Managers and Lead Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Incapital LLC

Agents	Citigroup Global Markets, Inc.

Morgan Stanley & Co. LLC

Wells Fargo Advisors

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Title of Notes	Bank of America Corporation InterNotes®

Affiliates and Conflicts of Interest	Bank of America Corporation is the indirect parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of two Joint Lead Managers and a Lead Agent. Additional details of this relationship are disclosed in the section entitled “Plan of Distribution and Conflicts of Interest” beginning on page 49.

Amount	We may offer to sell from time to time in various offerings up to $2,000,000,000 of notes.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 or in any other denomination provided in the applicable supplement.

Status

The notes will be our direct unsecured obligations. Each supplement will state whether the notes will be senior or subordinated debt. Senior notes will rank equally with our other unsecured and unsubordinated debt, other than unsecured and unsubordinated debt subject to priorities or preferences by law, and subordinated notes will rank equally with our other unsecured and subordinated debt, other than unsecured and subordinated debt that by its terms is subordinated to the subordinated notes. Subordinated notes will be subordinate and junior in right of payment to our existing and future senior indebtedness to the extent and in the manner provided in the Subordinated Indenture (as defined below). See “Description of Notes—Subordination” beginning on page 29. As of March 31, 2018, on a non-consolidated basis we had approximately $163 billion of senior long-term debt and certain short-term borrowings. “Senior indebtedness” also includes our obligations under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts, none of which are included in such amount. In addition, holders of subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Although we are a bank holding company, the notes are not savings accounts or deposits in our subsidiary, Bank of America, N.A., are not guaranteed by Bank of America, N.A. or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Holders of Senior Notes Have Limited Acceleration Rights	Payment of principal of our senior notes may be accelerated only in the case of payment defaults that continue for a period of 30 days or certain events of bankruptcy or insolvency, whether voluntary or involuntary. If you purchase our senior notes, you will have no right to accelerate the payment of principal on those senior notes if we fail in the performance of any of our obligations under those senior notes, other than the obligations to pay principal and interest on those senior notes.

Holders of Subordinated Notes Have Even More Limited Acceleration Rights	Payment of principal of our subordinated notes may be accelerated only in the case of certain events of bankruptcy or insolvency, whether voluntary or involuntary. Payment of principal of our subordinated notes may not be accelerated if there is a default in the payment of principal, any premium, interest or other amounts or in the performance of any of our other indenture covenants.

Maturities	Each note will mature 365 days (one year) or more from its issue date.

Interest	Each interest-bearing note will accrue interest from its issue date at a fixed rate or a floating rate.

Interest on each interest-bearing note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date, as specified in the applicable supplement. If a note is redeemed or repurchased prior to the stated maturity, interest also will be paid on the date of redemption or repayment.

Redemption and Repayment	Unless we provide otherwise in the applicable supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the stated maturity date. The notes will be unsecured and will not be subject to any sinking fund.

Survivor’s Option	If specified in the applicable supplement, certain notes may contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to the stated maturity following the death of the beneficial owner of the notes, so long as the notes were held by the deceased beneficial owner for a specified period (which will be stated in the applicable supplement) prior to the request and subject to certain other limitations. This feature is referred to as the “Survivor’s Option.” Unless we specify otherwise in the applicable supplement, your notes will not be subject to the Survivor’s Option. See “Description of Notes—Survivor’s Option” beginning on page 27.

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry only form and clear through the facilities of The Depository Trust Company. We do not intend to issue notes in certificated or definitive form.

Trustee	The trustee for the notes is The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256, under separate amended and restated indentures, each dated as of July 1, 2001, as amended or supplemented from time to time. The trustee also is the initial paying agent and calculation agent for the notes.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into an Amended and Restated Selling Agent Agreement with us. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. You may contact the Purchasing Agent by telephone at 1-800-289-6689 or by email at info@incapital.com for a list of selling group members.

Ratio of Earnings to Fixed Charges	The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

	Three Months Ended	Year Ended December 31,
	March 31, 2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding interest on deposits)	3.43	3.45	3.52	3.07	1.71	2.18
Ratio of earnings to fixed charges (including interest on deposits)	2.99	3.11	3.28	2.92	1.65	2.06

RISK FACTORS

Your investment in the notes will involve risks. This section summarizes some specific risks and investment considerations with respect to an investment in the notes. This prospectus does not describe all of those risks and investment considerations, including risks and considerations relating to your particular circumstances. Neither we nor the agents are responsible for advising you of these risks now or as they may change in the future.

In consultation with your own financial, tax and legal advisors, you should consider carefully the following discussion of risks, among other matters, before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase notes unless you understand and know you can bear these investment risks.

For information about risks and uncertainties that may materially affect our business and results, please refer to the information under the captions “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus, as well as those risks and uncertainties discussed in our subsequent filings with the SEC that are incorporated by reference in this prospectus.

A resolution under our single point of entry resolution strategy could materially adversely affect our liquidity and financial condition and our ability to pay our obligations on the notes.

We are required periodically to submit a plan to the Federal Deposit Insurance Corporation (“FDIC”) and the Board of Governors of the Federal Reserve System (“Federal Reserve”) describing our resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In our current plan, our preferred resolution strategy is a single point of entry (“SPOE”) strategy. This strategy provides that only

Bank of America (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Bank of America bankruptcy. We have entered into intercompany arrangements governing the contribution of most of our capital and liquidity to these key subsidiaries. As part of these arrangements, we have transferred most of our assets (and have agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of our remaining assets secure our ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided us with a committed line of credit that, in addition to our cash, dividends and interest payments, including interest payments we receive in respect of the subordinated note, may be used to fund our obligations. These intercompany arrangements include provisions to terminate the line of credit and forgive the subordinated note and require us to contribute our remaining financial assets to the wholly-owned holding company subsidiary if our projected liquidity resources deteriorate so severely that our resolution becomes imminent, which could materially and adversely affect our liquidity and ability to meet our payment obligations, including under the notes. In addition, our preferred resolution strategy could result in holders of notes being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.

Under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Financial Reform Act”), when a global systemically important banking organization (“G-SIB”), such as Bank of America, is in default or danger of default, the FDIC may be appointed receiver in order to conduct an orderly liquidation of such institution. In the event of such appointment, the FDIC could, among other things, invoke the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the U.S. Department of Treasury makes certain financial distress and systemic risk determinations. In 2013, the FDIC issued a notice describing its preferred “single point of entry” strategy for resolving a G-SIB. Under this approach, the FDIC could replace Bank of America with a bridge holding company, which could continue operations and result in an orderly resolution of the underlying bank, but whose equity would be held solely for the benefit of our creditors. The FDIC’s single point of entry strategy may result in holders of notes suffering greater losses than would have been the case under a bankruptcy proceeding or a different resolution strategy.

We are subject to the final rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) requiring U.S. G-SIBs to maintain minimum amounts of long-term debt meeting specified eligibility requirements.

Commencing January 1, 2019, under the TLAC Rules, the U.S. G-SIBs, including Bank of America, are required to, among other things, maintain minimum amounts of unsecured external long-term debt satisfying certain eligibility criteria (“eligible LTD”), and other loss-absorbing capacity. Any senior long-term debt issued on or after January 1, 2017 must include terms required by the TLAC Rules in order to qualify as eligible LTD. Actions required to comply with the TLAC Rules could impact our funding and liquidity risk management plans.

If we enter a resolution proceeding, holders of our unsecured debt securities, including the notes, would be at risk of absorbing our losses.

Under the rules of the Federal Reserve relating to total loss-absorbing capacity (the “TLAC Rules”), we are required to maintain minimum amounts of eligible LTD and other loss-absorbing capacity for the purpose of absorbing our losses in a resolution proceeding under either the U.S. Bankruptcy Code or Title II of the Financial Reform Act. If we enter a resolution proceeding under either the U.S. Bankruptcy Code or Title II of the Financial Reform Act, our losses would be imposed first on holders of our equity securities and thereafter on our unsecured debt, including the notes, and some or all of such securities could be significantly reduced or eliminated.

Under our SPOE resolution strategy, and the single point of entry strategy preferred by the FDIC under Title II of the Financial Reform Act, the value that would be distributed to holders of our unsecured debt, including the notes, may not be sufficient to repay all or part of the principal amount and interest on such debt, and holders of such debt could receive no consideration at all under these resolution scenarios. Either of these resolution strategies could result in holders of the notes being in a worse position and suffering greater losses than would have been the case under a different resolution strategy. Although SPOE is our preferred resolution strategy, neither Bank of America nor a bankruptcy court would be obligated to follow our SPOE strategy. Additionally, the FDIC is not obligated to follow its single point of entry strategy to resolve Bank of America under Title II of the Financial Reform Act. For more information regarding the financial consequences of any such resolution proceeding to the holders of our unsecured debt securities, see “Financial Consequences to Unsecured Debtholders of Single Point of Entry Resolution Strategy.”

Our obligations on the notes will be structurally subordinated to liabilities of our subsidiaries.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. As a result, our obligations under the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. In addition, the notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to our obligations to the extent of the value of the assets securing such obligations. Further, creditors of our subsidiaries recapitalized pursuant to our resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including our contributed assets.

Holders of notes could be at greater risk for being structurally subordinated if we sell or convey all or substantially all of our assets to one or more of our majority-owned subsidiaries.

If we sell or convey all or substantially all of our assets to one or more direct or indirect majority-owned subsidiaries of ours, the subsidiary or subsidiaries will not be required to assume our obligations under such notes, and we will remain the sole obligor on such notes. In such event, creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims while holders of notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such assets. See “Description of Notes—Limitation on Mergers and Sales of Assets” on page 30 for more information.

Events for which acceleration rights under the senior notes may be exercised are more limited than those available pursuant to the terms of our outstanding senior debt securities issued prior to January 13, 2017.

In response to the TLAC Rules, we supplemented the indenture under which our senior notes are issued, to, among other things, limit the circumstances under which the payment of the principal amount of senior notes can be accelerated.

All or substantially all of our outstanding senior debt securities issued prior to January 13, 2017, (the “Pre-2017 Senior Debt Securities”), provide acceleration rights for nonpayment or bankruptcy. The Pre-2017 Senior Debt Securities also provide acceleration rights if we default in the performance of our covenants in those debt securities or the applicable indenture. In addition, the Pre-2017 Senior Debt Securities do not require a 30-day cure period before a nonpayment of principal becomes an event of default and acceleration rights become exercisable with respect to such nonpayment.

However, under the indenture under which our senior notes are issued, as supplemented, unless we specify otherwise in the applicable supplement, payment of the principal amount of senior notes:

•

may be accelerated only (i) if we default in the payment of the principal of or interest on those senior notes and, in each case, the default continues for a period of 30 days, or (ii) upon our voluntary or involuntary bankruptcy and, in the case of our involuntary bankruptcy, the default continues for a period of 60 days; and

•	may not be accelerated if we default in the performance of any other covenants contained in the senior notes or such indenture.

As a result of these differing provisions, if we breach or otherwise default in the performance of a covenant (other than a payment covenant) that is applicable both to the senior notes offered and sold using this prospectus and the Pre-2017 Senior Debt Securities, the Pre-2017 Senior Debt Securities would have acceleration rights that would not be available to the holders of such senior notes. In addition, if we fail to pay principal when due with respect to such senior notes and the Pre-2017 Senior Debt Securities, an event of default would occur immediately with respect to the Pre-2017 Senior Debt Securities (and the exercise of acceleration rights could proceed immediately in accordance with the provisions of the applicable indenture as in effect at the time of their issuance), while the holders of such senior notes must wait for the 30-day cure period to expire before such nonpayment of principal becomes an event of default and any acceleration rights are triggered with respect to such nonpayment. Any repayment of the principal amount of Pre-2017 Senior Debt Securities following the exercise of acceleration rights in circumstances in which such rights are not available to the holders of the senior notes could adversely affect our ability to make timely payments on the senior notes thereafter.

Acceleration rights for our subordinated notes are available only in limited circumstances and are more limited than those available under our senior notes.

Unless we specify otherwise in the applicable supplement, payment of the principal amount of our subordinated notes may be accelerated only in the event of our voluntary or involuntary bankruptcy under U.S. federal bankruptcy laws (and, in the case of our involuntary bankruptcy, such event continues for a period of 60 days). If you purchase any subordinated notes, you will have no right to accelerate the payment of principal of the subordinated notes if we fail to pay principal or interest when due on those notes or if we fail in the performance of any of our other obligations under those notes. The rights of acceleration under our subordinated notes are more limited than those available pursuant to the terms of our senior debt securities, including the senior notes.

Our obligations under subordinated notes will be subordinated.

Holders of our subordinated notes should recognize that contractual provisions in the Subordinated Indenture may prohibit us from making payments on the subordinated notes. The subordinated notes are unsecured and subordinate and junior in right of payment to all of our senior indebtedness (as defined in the Subordinated Indenture), to the extent and in the manner provided in the Subordinated Indenture. In addition, the subordinated notes may be fully subordinated to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation or similar proceedings, including a proceeding under Title II of the Financial Reform Act. For additional information regarding the subordination provisions applicable to the subordinated notes, see “Description of Notes—Subordination” on page 16.

We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time.

Prevailing interest rates at the time we redeem your notes likely would be lower than the interest rate borne by your notes. If prevailing interest rates are lower when we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as our redemption date approaches.

We cannot assure you that a trading market for your notes will ever develop or be maintained.

Unless otherwise specified in the applicable supplement, the notes will not be listed on any securities exchange. We cannot predict how the notes will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of the notes in any secondary market may be limited. We cannot assure you that a trading market for your notes will ever develop or be maintained, which may limit your ability to sell your notes prior to maturity.

To the extent that the agents engage in any market-making activities, they may bid for or offer notes. Any price at which the agents may bid for, offer, purchase or sell any notes may differ from the values determined by pricing models that may be used by any agent, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the agents were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell your notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposit and other similar investment products, your right to redeem the notes prior to maturity may be limited to a valid exercise of the Survivor’s Option. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes, some of these factors, but not all, are stated below. Some of these factors are interrelated in complex ways and, as a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

•	the time remaining to the maturity of the notes;

•	the aggregate outstanding amount of the notes;

•	the redemption or repayment features of the notes;

•	the level, direction and volatility of interest rates generally;

•	general economic conditions of the capital markets in the United States;

•	geopolitical conditions and other financial, political, regulatory and judicial events that affect the financial markets generally; and

•	any market-making activities with respect to the notes.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Floating-rate notes bear additional risks.

If your notes bear interest at a floating rate, there will be additional significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your floating-rate notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Regulation, reform, and the potential or actual discontinuation of “benchmarks,” including LIBOR and EURIBOR, may adversely affect the value of, return on and trading market for floating rate notes that are based on a “benchmark.”

The London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and certain other rates or indices which are deemed to be “benchmarks” are the subject of ongoing national and international regulatory scrutiny and proposals for reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause such “benchmarks” to perform differently than they performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of, return on and trading market for any of our notes that are based on a “benchmark” to calculate interest or other payments due on those notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. In addition, regulators have stated that they will no longer encourage or require banks to submit rates for LIBOR after 2021, and similar actions may be taken with respect to other “benchmarks” in the future. Such actions may have the effect of discouraging market participants from continuing to administer or participate in or contribute to certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks,” or lead to the discontinuation of or unavailability of quotes for certain “benchmarks.”

Uncertainty as to the nature and the effect of such reforms and actions and the potential or actual discontinuation of a “benchmark” may adversely affect the value of, return on and trading market for our notes that are based on a “benchmark.”

To the extent interest payments payable on notes are based on a specific “benchmark,” including LIBOR, that is discontinued or is no longer quoted, the applicable base rate will be determined using the applicable alternative methods described below under “Description of Notes—Floating-Rate Notes,” unless we specify otherwise in the applicable supplement. Any of these alternative methods may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on those notes if the relevant “benchmark” was available in its current form. Further, the same reforms, actions, costs and/or risks that may lead to the discontinuation or unavailability of a “benchmark” may make one or more of the alternative methods impossible or impracticable to determine. Any such consequence could have an adverse effect on the value of, return on and trading market for such notes.

Reforms to and uncertainty regarding LIBOR may adversely affect our business and/or the value of, return on and trading market for notes bearing a floating rate of interest based on LIBOR.

The U.K. Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it will no longer persuade or require banks to submit rates for LIBOR after 2021. This announcement, in conjunction with financial benchmark reforms more generally and changes in the interbank lending markets have resulted in uncertainty about the future of LIBOR and certain other rates or indices which are used as interest rate “benchmarks.” These actions and uncertainties may have the effect of triggering future changes in the rules or methodologies used to calculate benchmarks or lead to the discontinuance or unavailability of benchmarks. ICE Benchmark Administration is the administrator of

LIBOR and maintains a reference panel of contributor banks, which includes Bank of America, N.A., London branch for certain LIBOR rates. Uncertainty as to the nature and effect of such reforms and actions, and the potential or actual discontinuance of benchmark quotes, may adversely affect the value of, return on and trading market for our LIBOR-based notes or our financial condition or results of operations. Furthermore, there can be no assurances that we and other market participants will be adequately prepared for an actual discontinuation of benchmarks, including LIBOR, that may have an unpredictable impact on contractual mechanics (including, but not limited to, interest rates to be paid to or by us) and cause significant disruption to financial markets that are relevant to our business segments, among other adverse consequences, which may also result in adversely affecting our financial condition or results of operations.

For a series of notes bearing a floating rate of interest based on LIBOR, such interest rate may be calculated using alternative methods if LIBOR is no longer quoted and may be calculated using a different base rate if LIBOR is discontinued.

To the extent that LIBOR for the index currency and the index maturity designated in the applicable supplement is no longer quoted on the Designated LIBOR Page, such LIBOR will be determined using the alternative methods described in below under the heading “Description of Notes—Floating Rate Notes—LIBOR Notes.” Any of these alternative methods may result in interest payments on LIBOR notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes if LIBOR was available in its current form. Further, the same reforms, actions, costs and/or risks that may lead to the discontinuation or unavailability of LIBOR may make one or more of the alternative methods impossible or impracticable to determine. If LIBOR is no longer quoted, or if LIBOR is discontinued and it is determined there is no substitute or successor base rate to LIBOR that is consistent with accepted market practice, the final alternative method for determining LIBOR with respect to any note is to use LIBOR as in effect for such note on the interest determination date on which it is determined that LIBOR has been discontinued, or, if LIBOR is not applicable to the such note on such interest determination date (for example because the note bears interest at a fixed rate on such interest determination date), to use the most recent rate that could have been determined by reference to the applicable Designated LIBOR Page, as described in the second paragraph in the section “Description of Notes—Floating Rate Notes—LIBOR Notes” below. In addition, if the calculation agent determines, in consultation with us, that LIBOR has been discontinued, then we will appoint in our sole discretion an investment bank of national standing, which may be our affiliate, to determine whether there is a substitute or successor base rate to three-month LIBOR that is consistent with accepted market practice. If we select one of our affiliates to assist in the determination of the substitute or successor rate, the interests of such entity may be adverse to your interests as a holder of the notes. Any of the foregoing may have an adverse effect on the value of, return on and trading market for the notes.

Unless we specifically provide otherwise in the applicable supplement, your notes will not be subject to the Survivor’s Option; and even if the Survivor’s Option is applicable to some notes, it may be limited in amount.

Unless we specify otherwise in the applicable supplement, your notes will not be subject to the Survivor’s Option. Even if the Survivor’s Option is applicable to your notes, we will have the discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of the notes. Accordingly, even if the Survivor’s Option is applicable to your notes, no assurance can be given that the Survivor’s Option for a desired amount will be permitted in any single calendar year.

Our hedging activities may affect your return at maturity and the market value of the notes.

At any time, we or our affiliates may engage in hedging activities relating to the notes. This hedging activity, in turn, may increase or decrease the market value of the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. All or a portion of these positions may be liquidated at or about the time of maturity of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our hedging activities will have a material effect on the notes, either directly or indirectly, by impacting the value of the notes. However, we cannot assure you that our activities or affiliates’ activities will not affect these values.

Our hedging and trading activities may create conflicts of interest with you.

From time to time during the term of each series of notes and in connection with the determination of the yield on the notes, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

We or one or more of our broker-dealer affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may engage in trading activities that are not for your account or on your behalf. These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the base rate (if any) for the notes or secondary trading (if any) in the notes, could be adverse to your interests as a beneficial owner of the notes.

Changes in our credit ratings may affect the market value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks, if any, related to the notes.

The market value of the notes may be affected by factors in addition to credit ratings.

The notes could trade at prices that may be lower than their initial offering price. In addition to credit ratings that are assigned to the notes, whether or not the notes will trade at lower prices depends on various factors, including prevailing interest rates and markets for similar securities, our financial condition and future prospects and general economic conditions. Further, any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on their market value.

Our ability to make payments on the notes depends upon our receipt of funds from our subsidiaries, and applicable laws and regulations and actions we have taken pursuant to our resolution plan could restrict the ability of our subsidiaries to transfer funds to us.

As a holding company, we conduct substantially all of our operations through our subsidiaries and depend on dividends and other distributions, loans, advances and other payments from our banking and nonbank subsidiaries to fund payments on our obligations, including the notes. Many of our subsidiaries, including our bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us or to our other subsidiaries. In addition, our bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Intercompany arrangements we have entered into in connection with our resolution planning could restrict the amount of funding available to us from our subsidiaries under certain adverse conditions. These restrictions could prevent those subsidiaries from paying dividends or making other distributions to us or otherwise providing funds to us that we need in order to make payments on the notes. Also, our right to participate in any distribution of assets of any of our subsidiaries upon such subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized.

BANK OF AMERICA CORPORATION

Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Our principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and our telephone number is (704) 386-5681. Through our banking and various nonbank subsidiaries throughout the United States and in certain international markets, we provide a diversified range of banking and nonbank financial services and products.

FINANCIAL CONSEQUENCES TO UNSECURED DEBTHOLDERS OF SINGLE POINT OF ENTRY RESOLUTION STRATEGY

Beginning January 1, 2019, we will be required to be in full compliance with the TLAC Rules, which aim to improve the resiliency and resolvability of U.S. global systemically important bank holding companies (“covered BHCs”), including Bank of America, in the event of failure or material financial distress. The TLAC Rules include the requirement that each covered BHC maintain a minimum amount of eligible LTD and other loss-absorbing capacity. The eligible LTD would absorb the covered BHC’s losses, following the depletion of its equity, upon its entry into a resolution proceeding under the U.S. Bankruptcy Code or a resolution proceeding administered by the FDIC under Title II of the Financial Reform Act.

Under Title I of the Financial Reform Act, we are required by the Federal Reserve Board and the FDIC to periodically submit a plan for a rapid and orderly resolution under the U.S. Bankruptcy Code in the event of material financial distress or failure. Our preferred resolution strategy under this plan is our SPOE strategy under which only Bank of America would enter bankruptcy proceedings. Under this strategy, and pursuant to existing intercompany arrangements under which we have transferred most of our assets to a wholly-owned holding company subsidiary, which holds the equity interests in our key operating subsidiaries, we would contribute our remaining financial assets, less a holdback to cover our bankruptcy expenses, to this wholly-owned holding company subsidiary prior to filing for bankruptcy. We would then file for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to an order from the bankruptcy court under section 363 of the Bankruptcy Code, we, as debtor-in-possession, would transfer our subsidiaries to a newly-formed entity (“NewCo”) that would be held in trust for the sole and exclusive benefit of our bankruptcy estate.

Under our SPOE resolution strategy, the obligations of Bank of America on its unsecured debt, including the notes, would not be assumed by NewCo; instead, the claims on such obligations would be left behind in the bankruptcy proceeding. After the transferred subsidiaries were stabilized, NewCo’s residual value in the form of shares or proceeds from the sale of shares would be distributed to the holders of claims against the bankruptcy estate in accordance with the priority of their claims, including to holders of the notes and other unsecured debt.

In 2013, the FDIC issued a notice describing its similar preferred single point of entry recapitalization model for resolving a global systemically important banking group, such as Bank of America, under Title II of the Financial Reform Act. Under Title II, when a covered BHC is in default or danger of default, the FDIC may be appointed receiver in order to conduct an orderly liquidation of such institution as an alternative to resolution of the entity under the U.S. Bankruptcy Code. Pursuant to the SPOE recapitalization model, the FDIC would use its power to create a “bridge entity” for the covered BHC; transfer the systemically important and viable parts of the covered BHC’s business to the bridge entity; recapitalize those subsidiaries using assets of the covered BHC that have been transferred to the bridge entity; and exchange external debt claims against the covered BHC, including claims of holders of the notes and our other unsecured debt, for equity in the bridge entity. This strategy would allow operating subsidiaries of the covered BHC to continue to operate and impose losses on stockholders and creditors of the covered BHC.

USE OF PROCEEDS

Unless we describe a different use in the applicable supplement, we will use the net proceeds from the sale of the notes for general corporate purposes. General corporate purposes include, but are not limited to, the following:

•	our working capital needs;

•	the funding of investments in, or extensions of credit to, our subsidiaries;

•	possible reduction, redemptions, repayments or repurchases of our outstanding indebtedness or equity securities;

•	possible acquisitions of, or investments in, other financial institutions or other businesses;

•	other uses in the ordinary course of conducting our business.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional financings as we determine appropriate based on our needs and prevailing market conditions. These additional financings may include the sale of other notes and securities.

DESCRIPTION OF NOTES

Our senior notes will be issued under an amended and restated indenture dated as of July 1, 2001, as amended or supplemented from time to time (the “Senior Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York. Our subordinated notes will be issued under an amended and restated indenture dated as of July 1, 2001, as amended or supplemented from time to time (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”), between us and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York. The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended.

General terms and provisions of the Indentures and the notes are summarized below. For additional information about the terms and provisions of the notes and the Indentures, you should review the actual notes and the Indentures, which are on file with the SEC. You also may review the Indentures at the offices of The Bank of New York Mellon Trust Company, N.A. at the address indicated in the section entitled “Summary” beginning on page 4. Whenever we refer to particular provisions of the Indentures or the defined terms contained in the Indentures, those provisions and defined terms are incorporated by reference in this prospectus and any applicable supplement.

The Indentures do not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue indebtedness under the Indentures in addition to the notes offered by this prospectus.

We may issue notes that bear interest at a fixed rate described in the applicable supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable supplement. We refer to these notes as “floating-rate notes.” In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the rate of interest and/or the interest that may accrue during any interest period.

We will identify the calculation agent for any floating-rate notes in the applicable supplement. The calculation agent may be one of our affiliates. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may appoint or replace any calculation agent or elect to act as the calculation agent from time to time for some or all of the notes, and the calculation agent also may resign, without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation agent will be final and binding on you, the selling agents and us.

Notes issued in accordance with this prospectus and the applicable supplement will have the following general characteristics:

•

The notes will be our direct unsecured obligations. Each supplement will state whether the notes are senior or subordinated debt. Senior notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt, other than unsecured and unsubordinated debt subject to priorities or preferences by law, and subordinated notes will rank equally in right of payment with all of our other unsecured and subordinated debt, other than unsecured and subordinated debt that by its terms is subordinated to the subordinated notes. Subordinated notes will be subordinate and junior in right of payment to our existing and future senior debt to the extent and in the manner provided in the Subordinated Indenture. Unless otherwise specified in the applicable supplement, the subordinated notes will not be guaranteed by us or any of our affiliates and will not be subject to any other arrangement that legally or economically enhances the ranking of the subordinated notes.

•

The notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is 365 days (one year) or more from its issue date. We also may offer the notes directly to investors.

•	The notes will bear interest from their respective issue dates at a fixed or a floating rate.

•	The notes will not be subject to any sinking fund.

•	The notes will be issued in minimum denominations of $1,000, and in multiples of $1,000, unless another denomination is stated in the applicable supplement.

•

Unless we specify otherwise in the applicable supplement, the notes will be issued in book-entry only form and represented by a master global note. See “Registration and Settlement” beginning on page 33.

In addition, the supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the principal amount of the notes offered;

•	the price at which the notes will be issued to the public;

•	the Purchasing Agent’s concession;

•	the net proceeds to us;

•	the date on which the notes will be issued to the public;

•	the stated maturity date of the notes;

•	whether the notes are fixed-rate notes or floating-rate notes;

•	whether the notes are senior or subordinated;

•

the method of determining and paying interest, including any interest rate basis or bases, any initial interest rate or method for determining any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate, as applicable;

•	any spread or spread multiplier applicable to floating-rate notes;

•	the method for the calculation and payment of principal, premium, if any, interest or other amounts payable, if any;

•	the interest payment frequency;

•	if the “Survivor’s Option” described on page 27 will be applicable;

•	if we decide to list any notes on a stock exchange, we will specify the exchange;

•	if the notes may be redeemed at our option or repaid at the option of the holder prior to their stated maturity date and the provisions relating to such redemption or repayment;

•	if applicable, any addition to, elimination of or other change in the events of default or covenants for the notes or remedies available to holders of the notes;

•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the notes; and

•	any other material terms of the notes that are different from those described in this prospectus and that are not inconsistent with the provisions of the applicable Indenture.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. As a result, our obligations under the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. In addition, the notes will be unsecured and therefore in a bankruptcy or similar proceeding will effectively rank junior to our secured obligations to the extent of the value of the assets securing such obligations. See “Risk Factors.”

Payment of Principal and Interest

Principal, premium, if any, interest or other amounts payable, if any, on the notes will be paid in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as “DTC”), as the depository, and its participants as described under the section entitled “Registration and Settlement” beginning on page 33. Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity, or on the date of redemption or repayment if a note is redeemed or repaid prior to the stated maturity.

Unless otherwise specified in the applicable supplement, if the interest payment date or maturity date for a fixed-rate note falls on a day that is not a Business Day (as defined below), the payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the amount payable on that next Business Day for the period from and after the interest payment date or the maturity date, as the case may be. Unless otherwise specified in the applicable supplement, if the interest payment date for a floating-rate note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. However, unless otherwise specified in the applicable supplement, if an interest payment date for a LIBOR note (as described below) falls on a day that is not a Business Day, and the next Business Day is in the next calendar month, then the interest payment date will be the immediately preceding Business Day. In each case, except for an interest payment date falling on the maturity date, the interest periods and the interest reset dates for the floating-rate note will be adjusted accordingly to calculate the amount of interest payable on that floating-rate note. Unless otherwise specified in the applicable supplement, if the maturity date for a floating-rate note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the amount payable on the next succeeding Business Day for the period from and after the maturity date.

Unless we specify otherwise in the applicable supplement, “Business Day” means any weekday that is (1) not a legal holiday in New York, New York or Charlotte, North Carolina, (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (3) for LIBOR notes, also is a London Banking Day. A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Unless otherwise indicated in the applicable supplement, interest payments will include interest accrued from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the issue date, to, but excluding, the next interest payment date or the maturity date, as the case may be.

Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option, if any, will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable supplement, the regular record date for an interest payment date will be one Business Day prior to the applicable interest payment date. The principal and interest payable at maturity will be paid to the person in whose name the note is registered at the time of payment.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments, including, without limitation, any withholding tax, will be the responsibility of the holders of beneficial interests in the notes in respect of which such payments are made.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest on its issue date and continue to accrue interest until its stated maturity date or earlier redemption or repayment. The applicable supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Unless otherwise specified in the applicable supplement, interest on the fixed-rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the fixed-rate notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month in which the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month in which the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month in which the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month in which the note was issued.

Floating-Rate Notes

Interest Rate Bases.    Each floating-rate note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note;”

•	the London interbank offered rate, in which case the note will be a “LIBOR note;”

•	the prime rate, in which case the note will be a “prime rate note;”

•	the treasury rate, in which case the note will be a “treasury rate note;” or

•	any other interest rate formula as may be specified in the applicable supplement.

The specific terms of each floating-rate note, including the initial interest rate, or the method for determining the initial interest rate, in effect until the first interest reset date, will be specified in the applicable supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, and/or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the rate of interest and/or the interest that may accrue during any interest period.

In addition, the interest rate on a floating-rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more to any one borrower.

Interest Reset Dates.    The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable supplement or determined in accordance with the method specified in the applicable supplement. The dates on which the interest rate for a floating-rate note will be reset will be specified in the applicable supplement. We refer to each of these dates as an “interest reset date.”

Unless otherwise specified in the applicable supplement, if any interest reset date for any floating-rate note falls on a day that is not a Business Day for the floating-rate note, the interest reset date for the floating-rate note will be postponed to the next day that is a Business Day for the floating-rate note. However, in the case of a LIBOR note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.

Interest Determination Dates.    Unless otherwise specified in the applicable supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the Business Day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•

for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date. If Treasury bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the next following business day unless we specify otherwise in the applicable supplement.

Calculation Date.    Unless otherwise specified in the applicable supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless otherwise specified in the applicable supplement, the calculation date will be the earlier of:

(1)	the tenth calendar day after the related interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

(2)	the Business Day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments.    Except as provided below and unless otherwise provided in the applicable supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly – on a date that occurs in each month, as specified in the applicable supplement;

•	quarterly – on a date that occurs in each third month, as specified in the applicable supplement;

•	semi-annually – on a date that occurs in each of two months of each year, as specified in the applicable supplement; and

•	annually – on a date that occurs in a single month of each year, as specified in the applicable supplement.

We refer to each date on which interest is paid on a floating-rate note as an “interest payment date.” Unless we specify otherwise in the applicable supplement, each interest payment due on an interest payment date or the maturity date will include interest accrued from and including the most recent interest payment date to which interest has been paid, or, if no interest has been paid, from the original issue date, to but excluding such interest payment date or the maturity date, as the case may be (each such period, an “interest period”).

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable supplement, the daily interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•

for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed on the basis of the actual number of days in the relevant period divided by 360; and

•	for treasury rate notes, the daily interest factor will be computed on the basis of the actual number of days in the relevant period divided by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

In determining the base rate that applies to a floating-rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the descriptions below and/or in the applicable supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating-rate notes and its affiliates, and they may also include our affiliates.

LIBOR Notes.    Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise specified in the applicable supplement, as determined by the calculation agent, LIBOR for any interest determination date will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable supplement, commencing on the related interest reset date, as the rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page, except that, if the Designated LIBOR Page only provides for a single rate, that single rate will be used.

If (i) fewer than two offered rates described above appear on the Designated LIBOR Page (ii) or no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will request on the interest determination date four major banks in the London interbank market, as selected and identified by us, to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable supplement commencing on the interest reset date and in a representative amount to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean (rounded upward if necessary to the nearest ..00001 of 1%) of those quotations.

•

If fewer than two quotations are provided, we will select and identify to the calculation agent three major banks in New York City, which may include us, our affiliates, or affiliates of the agents. On the interest reset date, those three banks will be requested by the calculation agent to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable supplement commencing on the interest reset date and in a representative amount to leading European banks at approximately 11:00 A.M., New York City time. If three quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•

If fewer than three New York City banks selected by us are quoting rates, LIBOR for the applicable interest period will be equal to LIBOR in effect for the then-current interest period or, if LIBOR is not applicable to the then-current interest period (for example because the note bears interest at a fixed rate for the then-current interest period), the most recent rate that could have been determined in accordance with the second paragraph of this section entitled “—LIBOR Notes.”

Notwithstanding the foregoing, if the calculation agent determines on or prior to the relevant interest determination date, after consultation with us, that LIBOR has been discontinued, then we will appoint in our sole discretion an investment bank of national standing, which may be our affiliate, to determine whether there is a substitute or successor base rate to LIBOR that is consistent with accepted market practice. If such investment bank of national standing determines that there is such a substitute or successor base rate, the calculation agent shall use such substitute or successor base rate. In such case, the calculation agent will implement changes to the business day convention, the definition of business day, the interest determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate, all as directed by the investment bank of national standing. If the investment bank of national standing determines that there is no such substitute or successor base rate as so provided above, LIBOR for the applicable interest period will be determined in accordance with the steps provided in the immediately preceding paragraph.

“Designated LIBOR Page” means the display on the Thomson Reuters Eikon service (“Reuters”), or any successor service, on page LIBOR01, or any other page as may replace that page on that service, or such other page designated in the applicable supplement, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

“Representative amount” means, unless we specify otherwise in the applicable supplement, in the case of a LIBOR note where the index currency is U.S. dollars, $1,000,000 and, in the case of LIBOR notes where the index currency is a currency other than U.S. dollars, an amount that, in our judgment, is representative of a single transaction in the relevant market at the relevant time.

Treasury Rate Notes.    Each treasury rate note will bear interest at the treasury rate plus or minus any spread or multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the treasury rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date will be the rate from the auction held on the applicable interest determination date, of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable supplement, as specified under the caption “INVEST RATE” on the display on Reuters (or any successor service) page USAUCTION 10 or page USAUCTION 11 (or any other page as may replace such page on such service or as otherwise specified in the applicable supplement).

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1)	If the rate is not displayed on Reuters (or any successor service) by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(2)	If the alternative rate referred to in (1) above is not announced by the U.S. Department of the Treasury, the treasury rate will be bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills (secondary market).”

(3)	If the alternative rate referred to in (2) above is not published by 5:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by us, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(4)	If the dealers selected by the calculation agent are not quoting as mentioned in (3) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield	=	D × N 360-(D × M)	×	100

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“H.15 Daily Update” means the Selected Interest Rates (Daily) – H.15 release of the Federal Reserve, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes.    Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread or multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the federal funds rate for each interest period will be calculated on the interest determination date for the related interest reset date.

If “Federal Funds (Effective) Rate” is specified in the applicable supplement, the federal funds rate for any interest determination date will be the rate on that date for U.S. dollar federal funds, as published in H.15 Daily Update under the heading “Federal funds (effective)” and displayed on Reuters (or any successor service) on page FEDFUNDS1 (or any other page that replaces that page on that service or as otherwise specified in the applicable supplement) under the heading “EFFECT,” referred to as “Reuters Page FedFunds1.” If this rate is not published in H.15 Daily Update by 5:00 P.M., New York City time, on the related calculation date, or does not appear on Reuters Page FedFunds1, the federal funds rate will be the rate on that interest determination date as published in any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal funds (effective).” If this alternate rate is not published in any other recognized electronic source for the purpose of displaying the applicable rate, by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds quoted prior to 9:00 A.M., New York City time, on the business day following that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by us. If fewer than three brokers selected by us are so quoting, the federal funds rate will be the federal funds rate in effect on that interest determination date.

If “Federal Funds Open Rate” is specified in the applicable supplement, the federal funds rate will be the rate on that interest determination date set forth under the heading “Federal Funds” opposite the caption “Open” and displayed on Reuters (or any successor service) on Page 5, referred to as “Reuters Page 5” (or any other page that replaces that page on that service or as otherwise specified in the applicable supplement), or if that rate does not appear on Reuters Page 5 by 3:00 P.M., New York City time, on the related calculation date, the federal funds rate will be the rate on that interest determination date displayed on the FFPREBON Index page (or any other page that replaces that page on that service or as otherwise specified in the applicable supplement) on Bloomberg L.P. (“Bloomberg”) (or any successor service), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If the alternate rate described in the preceding sentence is not displayed on the FFPREBON Index page on Bloomberg, or any other recognized electronic source for the purpose of displaying the applicable rate, by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds, quoted prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by us. If fewer than three brokers selected by us are quoting as described above, the federal funds rate will be the federal funds rate in effect on that interest determination date.

If “Federal Funds Target Rate” is specified in the applicable supplement, the federal funds rate will be the rate on that interest determination date for U.S. dollar federal funds displayed on the FDTR Index page (or any other page that replaces that page on that service or as otherwise specified in the applicable supplement) on Bloomberg (or any successor service). If that rate does not appear on the FDTR Index page on Bloomberg by 3:00 P.M., New York City time, on the calculation date, the federal funds rate for the applicable interest determination date will be the rate for that day appearing on Reuters (or any successor service) on page USFFTARGET=, referred to as “Reuters Page USFFTARGET=” (or any other page that replaces that page on that service). If that rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds, quoted prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by us. If fewer than three brokers selected by us are quoting as described above, the federal funds rate will be the federal funds rate in effect on that interest determination date.

Prime Rate Notes.    Each prime rate note will bear interest at the prime rate plus or minus any spread or multiplied by any spread multiplier described in the applicable supplement. Except as provided below, the prime rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date will be the prime rate or base lending rate on that date, as published in H.15 Daily Update by 5:00 P.M., New York City time, on the related calculation date for that interest determination date under the heading “Bank prime loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the rate is not published in H.15 Daily Update by 5:00 P.M., New York City time, on the related calculation date, then the prime rate will be the rate as published in any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank prime loan.”

•

If the alternative rate described above is not published in any another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on Reuters on page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•

If fewer than four rates appear on Reuters on page US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the calculation agent will determine the prime rate to be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by us.

•	If the banks selected by us are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters page USPRIME 1” means the display designated as page “USPRIME 1” on Reuters for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Redemption and Repayment

Unless we otherwise provide in the applicable supplement, the notes will not be redeemable or repayable prior to their stated maturity dates.

If the applicable supplement states that your note is redeemable at our option prior to its stated maturity date, then on the date or dates specified in the supplement, we may redeem any of those notes, either in whole or from time to time in part, by giving written notice to the holder of the note being redeemed at least 10 business days but not more than 60 calendar days before the redemption date or dates specified in that supplement (or such other prior notice as specified in the applicable supplement).

If the applicable supplement states that your note is repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in that supplement. Repurchases of notes upon exercise of any repayment option may occur only on an interest payment date. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note will be irrevocable.

Since the notes will be represented by a global note, DTC (as the depository) or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See the section entitled “Registration and Settlement” beginning on page 33.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds the beneficial interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the applicable supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued and unpaid interest to the date or dates of redemption or repayment. Notes will not be redeemed in part in increments less than their minimum denominations.

We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase notes in this manner, we will have the discretion to either hold or resell these notes or surrender these notes to the trustee for cancellation.

The redemption or repurchase of any note that is our eligible LTD will require the prior approval of the Federal Reserve Board if after such redemption or repurchase we would fail to satisfy our requirements as to eligible LTD or total loss-absorbing capacity under the TLAC rules. In addition, unless we specify otherwise in the applicable supplement, to the extent then required by applicable laws or regulations, subordinated notes may not be redeemed or repaid prior to their stated maturity without the requisite prior approvals, if any, from applicable regulators.

Survivor’s Option

The “Survivor’s Option” is a provision in a note in which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner a specified period (which will be stated in the applicable supplement for the note) prior to the request. Unless we specify otherwise in the applicable supplement, the “Survivor’s Option” will not apply to your notes. If the applicable supplement relating to any note states that the Survivor’s Option applies to that note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus any accrued and unpaid interest to the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative for any individual deceased beneficial owner of notes in any calendar year to $250,000. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000, and we will not permit the exercise of the Survivor’s Option if such exercise will result in a note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a note was less than $1,000, the authorized representative of the deceased beneficial owner of the note may exercise the Survivor’s Option, but only for the full principal amount of the note.

A valid election to exercise the Survivor’s Option may not be withdrawn. An election to exercise the Survivor’s Option will be accepted in the order that it was received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is July 1, 2018, and interest on that note is paid monthly, we would normally repay or repurchase that note on the interest payment date occurring on August 15, 2018, because the July 15, 2018 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

Since the notes will be represented by a global note, DTC, as depository, or its nominee will be treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment of a note pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	appropriate evidence satisfactory to the trustee that:

(a)	the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment,

(b)	the death of the beneficial owner has occurred and the date of death, and

(c)	the representative has authority to act on behalf of the deceased beneficial owner;

•

if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased’s beneficial ownership of that note;

•

a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., or FINRA, or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•

tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•

any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, the broker or other entity will deliver each of these items to the trustee and will certify to the trustee that the broker or other entity represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes for which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See the section entitled “Registration and Settlement” beginning on page 33.

Forms for the exercise of the Survivor’s Option may be obtained from The Bank of New York Mellon Trust Company, N.A., 2001 Bryan Street, 10th Floor, Dallas, Texas 75201, Attention: Survivor Option Department, 1-800-275-2048.

Subordination

The subordinated notes will be subordinated and junior in right of payment to our “Senior Indebtedness” to the extent and in the manner set forth in the Subordinated Indenture, as described below. The Subordinated Indenture generally defines “Senior Indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date, for which we are responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of that indebtedness or obligations, other than the notes issued under the Subordinated Indenture or any other indebtedness that by its terms is subordinate in right of payment to any of our other indebtedness. Our senior notes will be Senior Indebtedness. As of March 31, 2018, on a non-consolidated basis, we had approximately $ billion of senior long-term debt and certain short-term senior borrowings. Senior indebtedness also includes our obligations under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts, none of which are included in such amount. In addition, holders of subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

We will not be able to make any principal, premium or interest payments on the subordinated notes or repurchase our subordinated notes if there is a default or event of default on any Senior Indebtedness that would allow acceleration of the maturity thereof and that is not remedied and we and the trustee for the Subordinated Indenture (the “Subordinated Trustee”) receive notice of such default from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or the Subordinated Trustee receives notice from us.

If any subordinated note is declared due and payable before the stated maturity date or in connection with a distribution of our assets to creditors pursuant to our dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, any principal, premium (if any) or interest (if any) owing to holders of our Senior Indebtedness will be paid to those holders before any holders of subordinated notes will be paid. In addition, if such amounts were previously paid to the holder of a subordinated note or the Subordinated Trustee, the holders of our Senior Indebtedness will have first rights to such amounts previously paid.

Subject to payment in full of all Senior Indebtedness, the holders of subordinated notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets applicable to the Senior Indebtedness until our subordinated notes are paid in full. For purposes of this subrogation, the subordinated notes will be subrogated equally and ratably with all other indebtedness that by its terms ranks equally with our subordinated notes and is entitled to like rights of subrogation.

Due to differing subordination provisions in various series of subordinated debt securities issued by us and our predecessors, in the event of a dissolution, winding up, liquidation, reorganization, insolvency, receivership or other proceeding, holders of the subordinated notes may receive more or less, ratably, than holders of some of our other series of our outstanding subordinated debt securities.

Sale or Issuance of Capital Stock of a Principal Subsidiary Bank

The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into, or options, warrants or rights to acquire, capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into, or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales or other dispositions of directors’ qualifying shares;

•

sales or other dispositions for fair market value, if, after giving effect to the disposition and to the conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before the sale we owned, directly or indirectly, securities of the same class and immediately after the sale we owned, directly or indirectly, at least as great a percentage of each class of securities of that Principal Subsidiary Bank as we owned before such sale of additional securities; and

•

any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Senior Indenture as any of our banking subsidiaries (other than any credit card bank) with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

There is no comparable covenant in the Subordinated Indenture.

Waiver of Covenants

The holders of a majority in principal amount of the notes affected that are outstanding under each of the Indentures may waive compliance with certain covenants or conditions of such Indentures.

Limitation on Mergers and Sales of Assets

Each Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if the following requirements are met:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes all of our obligations under that Indenture; and

•	immediately after the transaction, we (or any successor company) are not in default in the performance of any covenant or condition under that Indenture.

The foregoing requirements do not apply in the case of a sale or conveyance by us of all or substantially all of our assets to one or more entities that are direct or indirect subsidiaries in which we and/or one or more of our subsidiaries own more than 50% of the combined voting power.

Upon any consolidation, merger, sale or conveyance of this kind (other than a sale or conveyance to our direct or indirect subsidiary or subsidiaries in which we own more than 50% of the combined voting power as described in the preceding paragraph), the resulting or acquiring entity will be substituted for us in the applicable Indenture with the same effect as if it had been an original party to that Indenture. As a result, the successor entity may exercise our rights and powers under that Indenture.

Modification of the Indentures

We and the trustee may modify each of the Senior Indenture and the Subordinated Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the notes at the time outstanding under the applicable Indenture and affected by such modification, voting as one class. However, we cannot modify either Indenture to extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any note without the consent of each noteholder so affected. Furthermore, we cannot modify either Indenture to reduce the percentage of notes required to consent to modification without the consent of all holders of the notes outstanding under that Indenture.

In addition, we and the applicable trustee may execute supplemental indentures in limited circumstances without the consent of any holders of outstanding notes.

Meetings and Action by Noteholders

The trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the notes outstanding of any or all series under the applicable Indenture upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of notes outstanding of the relevant series under that Indenture.

Remedies

Events of Default and Rights of Acceleration; Covenant Breaches.    The Senior Indenture defines an event of default for a particular series of senior notes as any one of the following events:

•	our failure to pay principal or premium when due and payable on any senior notes of that series, and continuance of such default for a period of 30 days;

•	our failure to pay interest on any senior notes of that series when due and payable, and continuance of such default for a period of 30 days;

•	specified events involving our bankruptcy, insolvency or liquidation; and

•	any other event of default specified for a series of senior notes pursuant to the Senior Indenture.

Any additional or different events of default for any issue of senior notes will be specified in the applicable supplement.

The Subordinated Indenture defines an event of default for subordinated notes solely as our bankruptcy under U.S. federal bankruptcy laws, whether voluntary or involuntary (and, in the case of our involuntary bankruptcy, continuing for a period of 60 consecutive days) and any other events of default specified for a series of subordinated notes pursuant to the Subordinated Indenture.

Unless otherwise specified in the applicable supplement, if an event of default under the Senior Indenture or under the Subordinated Indenture occurs and is continuing, either the trustee or the holders of

25% in aggregate principal amount of the notes outstanding under the applicable Indenture (or, in the case of an event of default under the Senior Indenture with respect to a series of senior notes, the holders of 25% in aggregate principal amount of the outstanding senior notes of all series affected) may declare the principal amount of all such notes (or the outstanding senior notes of all series affected, as the case may be) to be due and payable immediately. The holders of a majority in principal amount of the notes then outstanding (or of the series affected, as the case may be), in some circumstances, may annul the declaration of acceleration and waive past defaults.

With respect to a failure on our part to observe or perform any of the covenants or agreements contained in the notes or in the applicable indenture (other than those for which acceleration rights are available as discussed above), which failure continues for a period of 90 days after the date on which written notice of such failure is given (a “covenant breach”), the trustee and the holders of the notes may pursue certain remedies as described below or as set forth in the applicable indenture.

Unless otherwise specified in the applicable supplement, with respect to any senior notes issued under the Senior Indenture on or after April 18, 2017, an event of default will not occur, and neither the trustee nor the holders of such senior notes will have the right to accelerate the payment of principal of such senior notes, as a result of a covenant breach. In addition, an event of default will not occur, and neither the trustee nor the holders of such senior notes will have the right to accelerate the payment of principal of such senior notes, as a result of our failure to pay principal of or premium or interest on such senior notes when due and payable until such default has continued for a period of 30 days.

Unless otherwise specified in the applicable supplement, payment of principal of the subordinated notes may not be accelerated in the case of a default in the payment of principal or any premium, interest, or other amounts or a breach in the performance of any of our other covenants.

At least annually, we are required to file with the trustee a certificate stating that we are not in default with any of the terms of the respective Indentures.

Collection of Indebtedness and Suits for Enforcement by Trustee.    If (i) we fail to pay the principal of (or, under the Senior Indenture, any premium on) any notes, (ii) we are over 30 days late on an interest payment on the notes, or (iii) for subordinated notes, we default in the performance of our other covenants under the Subordinated Indenture, the applicable trustee can demand that we pay to it, for the benefit of the holders of those notes, the amount which is due and payable on those notes, including any interest incurred because of our failure to make that payment. In the event of our nonpayment of principal or interest (which nonpayment for senior notes constitutes an event of default) or a covenant breach, the trustee may take appropriate action, including instituting judicial proceedings against us.

In addition, a holder of our notes may file suit to enforce our obligation to make payment of principal, any premium, interest, or other amounts due on such notes regardless of the actions taken by the trustee.

The holders of a majority in principal amount of each series of notes then outstanding under the applicable Indenture may direct the time, method and place for conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under that Indenture, subject to certain limitations described in the applicable Indenture. The trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the applicable Indenture. The trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of the holders of the notes unless the holders offer the trustee indemnity reasonably satisfactory to the trustee against expenses and liabilities.

Limitation on Suits.    Each Indenture provides that no individual holder of notes of any series may institute any action against us under that Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of a continuing event of default;

•

the holders of not less than 25% in principal amount of such outstanding notes issued under the applicable Indenture must have (1) requested the trustee to institute proceedings in respect of a default and (2) offered the trustee indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action;

•	the trustee must have failed to institute proceedings within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of such outstanding notes issued under the applicable Indenture must not have given direction to the trustee inconsistent with the request of the holders referred to above.

However, the holder of any senior notes will have an absolute right to receive payment of principal of and any premium and interest on the senior notes when due and to institute suit to enforce this payment, and the holder of any subordinated notes will have, subject to applicable subordination provisions, the absolute right to receive payment of principal of and any premium and any interest on the subordinated note when due in accordance with the Subordinated Indenture and to institute suit to enforce this payment.

Reopening

We have the ability to “reopen,” or increase after the issuance date, the principal amount of a particular series of our notes without notice to the holders of existing notes by selling additional notes having the same terms provided that such additional notes shall be fungible for

U.S. federal income tax purposes. However, any new notes of this kind may have a different offering price and may begin to bear interest on a different date.

Notices

We will provide to noteholders any required notices by first-class mail to the addresses of the holders as they appear in the note register.

Concerning the Trustees

We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York Mellon Trust Company, N.A. and its affiliated entities in the ordinary course of business. The Bank of New York Mellon Trust Company, N.A. also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

REGISTRATION AND SETTLEMENT

Book-Entry System

All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificated notes in definitive form, which we refer to as “definitive notes,” except in the limited case described below. Instead, we will issue global notes in registered form (each, a “Global Note”). Each Global Note is held through DTC, as depository, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of all of the notes. Each note represents a beneficial interest in that Global Note.

Unless we specify otherwise in the applicable supplement, your notes will be represented by a kind of Global Note that we refer to as a master global note. This kind of Global Note represents multiple notes that have different terms and are issued at different times. Each note evidenced by a master global note will be identified by the trustee on a schedule to the master global note. If we specify in the applicable supplement that your notes will be represented by a Global Note that is not a master global note, then the notes represented by the same Global Note will have the same terms.

Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC, which we refer to as a “participant’ in DTC, or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive definitive notes representing their ownership interest, except in the limited circumstances described below.

So long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the applicable Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of definitive notes and will not be considered the holders of the notes for any purpose under the applicable Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated or definitive form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

Unless otherwise specified in the relevant Global Note or the applicable Indenture, each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 90 calendar days or (2) we, in our sole discretion, determine that the Global Notes shall be exchangeable for definitive notes. DTC’s current rules provide that it would notify its participants of a request by us to terminate a Global Note, but will only withdraw beneficial interests from the Global Note at the request of each DTC participant. Upon any such exchange, the definitive notes will be registered in the names of the beneficial owners of the Global Note representing the notes.

The Depository Trust Company

The following is based on information furnished by DTC:

DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Global Note will be issued for each issue of notes, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue. We also may issue one or more Global Notes that represent multiple issues of the notes.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. Information on that website is not included or incorporated by reference herein.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the note documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

None of DTC, Cede & Co. or any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with

DTC’s Money Market Instrument, or MMI, procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the omnibus proxy).

We will pay principal and any premium, interest payments or other amounts payable on the notes in immediately available funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or the responsibility of DTC or the trustee, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, any premium, interest or other amounts payable to Cede & Co. or any other nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the notes of an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes in definitive registered form.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated notes to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes responsibility for its accuracy.

TAX CONSEQUENCES TO U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This section constitutes the opinion of Davis Polk & Wardwell LLP, United States tax counsel to Bank of America Corporation.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, or other entities classified as partnerships for U.S. federal income tax purposes, subchapter S corporations, any government (or instrumentality or agency thereof), banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of tax accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar and persons subject to the alternative minimum tax provisions of the Code.

This summary does not address special rules applicable to a person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451(b) of the Code. This summary also does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. This summary also may not apply to all forms of notes.

This discussion applies only to holders who, except as otherwise specifically noted, will purchase the notes offered in this prospectus upon original issuance at the issue price (as defined below) and will hold such notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the
United States or of any state of the United States or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership holding the notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition by the partnership of the notes.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable supplement. Accordingly, you should also consult the applicable supplement for any additional discussion of U.S. federal taxation with respect to the notes offered thereunder.

Payment of Stated Interest.    Except as described below in the case of interest on a note issued with original issue discount, as defined below under “—Original Issue Discount,” stated interest on a note generally will be included in the income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.

Original Issue Discount.    Some of our notes may be issued with original issue discount (“OID”). U.S. Holders of notes issued with OID, other than short-term notes with a maturity of one year or less from the date of issue (after taking into account the last possible date that the note could be outstanding under its terms), will be subject to special tax accounting rules, as described in greater detail below. For tax purposes, OID is the excess of the “stated redemption price at maturity” of a note over its “issue price.” The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments, as defined below. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the issue was sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain circumstances, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), interest payable at the lowest stated fixed rate generally is qualified stated interest and the excess, if any, is included in the stated redemption price at maturity for purposes of determining whether the note will be issued with original issue discount.

A U.S. Holder of a note with a maturity of more than one year from its date of issue that has been issued with OID (an “OID note”) is generally required to include any qualified stated interest payments in income as interest at the time it is accrued or is received in accordance with the U.S. Holder’s regular accounting method for tax purposes, as described above under “—Payment of Stated Interest.” A U.S. Holder of an OID note is generally required to include in income the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the OID note, regardless of such holder’s regular method of accounting. Accordingly, a U.S. Holder may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID note that were not qualified stated interest. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If the excess of the “stated redemption price at maturity” of a note over its “issue price” is less than 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity, or weighted average maturity in the case of notes with more than one principal payment (“de minimis OID”), the note is not treated as issued with OID. The weighted average maturity is the sum of the following amounts determined for each payment under the note other than a payment of qualified stated interest: (i) the number of complete years from the issue date of the note until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity. A U.S. Holder generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the notes are made in proportion to the amount paid (unless the U.S. Holder makes the election described below under “—Election to Treat All Interest as Original Issue Discount”). Any amount of de minimis OID that is included in income in this manner will be treated as capital gain.

Variable Rate Notes.    In the case of a note that is a variable rate note, special rules apply. A note will qualify as a “variable rate debt instrument” under U.S. Treasury regulations if (i) the note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of: (a) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or (b) 15% of the total noncontingent principal payments; and (ii) the note provides for stated interest, compounded or paid at least annually, only at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Generally, a rate is a qualified floating rate if: (i) (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated; or (b) the rate is equal to such a rate multiplied by either a fixed multiple that is greater than 0.65 but not more than 1.35 or a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, and (ii) the value of the rate on any date during the term of the note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If a note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. A note will not have a variable rate that is a qualified floating rate, however, if the variable rate of interest is subject to one or more minimum or maximum rate floors or ceilings or one or more governors limiting the amount of increase or decrease unless such floor, ceiling, or governor is fixed throughout the term of the note or is not reasonably expected as of the issue date to significantly affect the yield on the note.

Generally, an objective rate is a rate that is (i) not a qualified floating rate, (ii) is determined using a single fixed formula that is based on objective financial or economic information that is not within the control of the issuer or a related party, and (iii) the value of the rate on any date during the term of the note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If it is reasonably expected that the average value of the variable rate during the first half of the term of a note will be either significantly less than or significantly greater than the average value of the rate during the final half of the term of the note, then the note will not have a variable rate that is an objective rate. An objective rate is a qualified inverse floating rate if that rate is equal to a fixed rate minus a qualified floating rate and variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

A note will also have a variable rate that is a single qualified floating rate or an objective rate if interest on the note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and the value of the qualified floating rate or objective rate is intended to approximate the fixed rate (which is presumed if (a) the fixed rate and (b) the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points.)

In the case of a note that provides for stated interest that is unconditionally payable at least annually at a variable rate that is a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period of one year or less (as described above), all stated interest on the note is treated as qualified stated interest. In that case, both the note’s yield to maturity and qualified stated interest will be determined, solely for purposes of calculating the accrual of OID, if any, as though the note will bear interest in all periods throughout its term (in the case of a single qualified floating rate or qualified inverse floating rate) at a fixed rate generally equal to the value of the rate on the issue date or, in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield to maturity that is reasonably expected for the note (the “fixed rate substitute”). A U.S. Holder should then recognize OID, if any, that is calculated based on the note’s assumed yield to maturity. If the interest actually accrued or paid during an accrual period exceeds or is less than the assumed fixed interest, the qualified stated interest allocable to that period is increased or decreased, as applicable.

If a note provides for stated interest at (x) multiple floating rates or (y) one or more floating rates in addition to a single fixed rate (other than a single fixed rate for an initial period of one year or less (as described above)), the interest and OID accruals on the note must be determined by (i) determining a fixed rate substitute for each qualified floating rate or qualified inverse floating rate provided under the note (as described above), (ii) constructing the equivalent fixed rate debt instrument, using the fixed rate substitutes, (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making appropriate adjustments to qualified stated interest or OID for actual variable rates during the applicable accrual period.

In the case of a note that provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period (as described above), the interest and OID accruals on the note must be determined by using the method described above. However, the note will be treated, for purposes of the first three steps of the determination, as if the note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of the note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Acquisition Premium.    If a U.S. Holder purchases an OID note for an amount greater than its adjusted issue price (as determined above) at the purchase date and less than or equal to the sum of all amounts, other than qualified stated interest, payable on the OID note after the purchase date, the excess is “acquisition premium.” Under these rules, in general, the amount of OID which must be included in income for the note for any taxable year (or any portion of a taxable year in which the note is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period. The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost over the adjusted issue price of the OID note and the denominator of which is the excess of the OID note’s stated redemption price at maturity over its adjusted issue price.

Amortizable Bond Premium.    If a U.S. Holder purchases a note (including an OID note) for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the note based on the U.S. Holder’s yield to maturity with respect to the note.

A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder’s income under its regular method of accounting with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

If a note may be redeemed by us prior to its maturity date, the amount of amortizable bond premium will be based on the amount payable at the applicable redemption date, but only if use of the redemption date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the redemption date.

An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Generally, a U.S. Holder may make an election to include in income its entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by such U.S. Holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If a U.S. Holder makes such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS.

A U.S. Holder that elects to amortize bond premium will be required to reduce its tax basis in the note by the amount of the premium amortized during its holding period. OID notes purchased at a premium will not be subject to the OID rules described above.

If a U.S. Holder does not elect to amortize bond premium, the amount of bond premium will be included in its tax basis in the note. Therefore, if a U.S. Holder does not elect to amortize bond premium and it holds the note to maturity, the premium generally will be treated as capital loss when the note matures.

Market Discount.    If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity, or, in the case of an OID note, its adjusted issue price, that holder will be considered to have purchased the note with “market discount.” Any payment, other than qualified stated interest, or any gain on the sale, exchange, retirement or other disposition of a note with market discount generally will be treated as ordinary interest income to the extent of the market discount not previously included in income that accrued on the note during such holder’s holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the note unless an election is made to accrue the market discount under a constant yield method. In addition, a U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note in an amount not exceeding the accrued market discount on the note.

A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement or other disposition of the note as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If a U.S. Holder makes such an election, it will apply to all market discount debt instruments acquired by such holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

If the difference between the stated redemption price at maturity of a note or, in the case of an OID note, its adjusted issue price, and the amount paid for the note is less than 1/4 of 1% of the note’s stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, multiplied by the number of remaining complete years to the note’s maturity (“de minimis market discount”), the note is not treated as issued with market discount.

Generally, a U.S. Holder may make an election to include in income its entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by that U.S. Holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If a U.S. Holder makes such an election for a note with market discount, the U.S. Holder will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount debt instruments acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.

Election to Treat All Interest as Original Issue Discount.    A U.S. Holder may elect to include in income all interest that accrues on a note using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, each as described herein. If this election is made for a note, then, to apply the constant-yield method: (i) the issue price of the note will equal its cost, (ii) the issue date of the note will be the date it was acquired and (iii) no payments on the note will be treated as payments of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the note was acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

Notes That Trade “Flat.”    We expect that some notes will trade in the secondary market with accrued interest. However, we may issue notes with terms and conditions that would make it likely that such notes would trade “flat” in the secondary market, which means that upon a sale of a note a U.S. Holder would not be paid a separate amount that reflects the accrued but unpaid interest with respect to such note. Nevertheless, for U.S. federal income tax purposes, a portion of the sales proceeds equal to the interest accrued with respect to such note from the last interest payment date to the sale date must be treated as interest income rather than as an amount realized upon the sale. Accordingly, a U.S. Holder that sells such a note between interest payment dates would be required to recognize interest income and, in certain circumstances, would recognize a capital loss (the deductibility of which is subject to limitations) on the sale of the note. Concurrently, a U.S. Holder that purchases such a note between interest payment dates would not be required to include in income that portion of any interest payment received that is attributable to interest that accrued prior to the purchase. Such payment is generally treated as a return of capital which reduces the U.S. Holder’s remaining cost basis in the note. However, interest that accrues after the purchase date is included in income in the year received or accrued (depending on the U.S. Holder’s accounting method). U.S. Holders that purchase such notes between interest payment dates should consult their own tax advisors concerning such holders’ adjusted tax basis in the note and whether such notes should be treated as having been purchased with market discount, as described above.

Short-Term Notes.    Some of our notes may be issued with maturities of one year or less from the date of issue (after taking into account the last possible date that the note could be outstanding under its terms), which we refer to as short-term notes. Treasury regulations provide that no payments of interest on a short-term note are treated as qualified stated interest. Accordingly, in determining the amount of discount on a short-term note, all interest payments, including stated interest, are included in the short-term note’s stated redemption price at maturity.

In general, individual and certain other U.S. Holders using the cash basis method of tax accounting are not required to include accrued discount on short-term notes in income currently unless they elect to do so, but they are required to include any stated interest in income as the interest is received, except to the extent already included under such election. However, a cash basis U.S. Holder will be required to treat any gain realized on a sale, exchange or retirement of the short-term note as ordinary income to the extent such gain does not exceed the discount accrued with respect to the short-term note, which will be determined on a straight-line basis unless the holder makes an election to accrue the discount under the constant-yield method, through the date of sale, exchange or retirement. Any gain in excess of this amount will be treated as short-term capital gain. Any loss recognized will be treated as a capital loss. In addition, a cash basis U.S. Holder that does not elect to include accrued discount in income currently will be not allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note (in an amount not exceeding the deferred income), but instead will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the short-term note or its earlier disposition in a taxable transaction. However, a cash-basis U.S. Holder of a short-term note may elect to include accrued discount in income on a current basis. If this election is made, the limitation on the deductibility of interest described above will not apply.

A U.S. Holder using the accrual method of tax accounting generally will be required to include accrued discount on a short-term note in income on a current basis, on either a straight-line basis or, at the election of the holder, under the constant-yield method based on daily compounding.

Regardless of whether a U.S. Holder is a cash-basis or accrual-basis holder, it may elect to include accrued “acquisition discount” with respect to a short-term note in income on a current basis. Acquisition discount is the excess of the remaining redemption amount of the short-term note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing on a straight-line basis or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. Holder elects to include accrued acquisition discount in income, the rules for including OID will not apply. In addition, the market discount rules described above will not apply to short-term notes.

Sale, Exchange or Retirement of Notes.    Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder, increased by any OID, market discount, de minimis OID, de minimis market discount or any discount with respect to a short-term note previously included in income with respect to the note, and decreased by the amount of any premium previously amortized to reduce interest on the note and the amount of any payment (other than a payment of qualified stated interest) received in respect of the note.

Except as discussed above with respect to market discount, gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Additional Medicare Tax on Unearned Income.    Certain U.S. Holders, including individuals, estates and trusts, are subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of

“modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Backup Withholding and Information Reporting.    In general, other than in the case of certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium and interest on a note, and the accrual of OID on an OID note. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act.    Legislation commonly known as “FATCA” (sections 1471 through 1474 of the Code) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury to collect and provide to the Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements generally apply to U.S. source periodic payments and, beginning January 1, 2019 to payments of gross proceeds from a sale or redemption. If we (or an applicable withholding agent) determine withholding under FATCA is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, without being required to pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered notes of Bank of America. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio. A fiduciary should also consider whether an investment in the offered notes may constitute a “prohibited transaction,” as described below.

Certain provisions of ERISA and the Code, prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, individual retirement accounts and retirement plans covering self-employed persons), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity (referred to as “prohibited transactions”). Certain governmental, church, non-U.S. and other plans that are not subject to ERISA or to the

Code may be subject to similar restrictions under state, federal, local or non-U.S. law (“similar law”).

Each of Bank of America Corporation and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many plans on account of being a service provider. As a result, a prohibited transaction may arise if the notes are acquired by or on behalf of a plan unless those notes are acquired and held pursuant to an available exemption.

In addition, certain regulatory requirements applicable under ERISA could cause investments in certain offered notes by a plan (whether directly or indirectly) to be deemed to include not only the purchased notes but also an undivided interest in certain of the underlying assets of the relevant issuer. In the absence of an applicable exception to this general rule, the relevant issuer could be considered to hold a portion of the assets of the investing plan such that persons providing services in connection with such assets might be considered “parties in interest” or “disqualified persons” with respect to the investing plan. Moreover, any person exercising control or authority over such assets would be a fiduciary of such plan and therefore subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions referenced above. Additionally, transactions involving those assets undertaken by such service providers or fiduciaries could be deemed prohibited transactions under ERISA or the Code. Whether the underlying assets of an issuer of any offered notes would be considered to be the assets of any employee benefit plan investor will depend on the specific terms of such notes, and a plan investor should look to the prospectus supplement for those particular notes in order to make that determination.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from or occurring in connection with the purchase or holding of these notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan receives no less, nor pays no more, than adequate consideration in connection with the transaction (the so-called “Service Provider Exemption”). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these notes.

Accordingly, unless otherwise provided in connection with a particular offering of notes, offered notes may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception acceptable to us) applies to such purchase, holding, and disposition: the Service Provider Exemption, PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1, or PTCE 84-14. Therefore, unless otherwise provided in connection with a particular offering of notes, any purchaser of the offered notes or any interest therein will be deemed to have represented and warranted to us on each day including the date of its purchase of the offered notes through and including the date of disposition of such offered notes that:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such notes or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	if it is a plan subject to Title I of ERISA or Section 4975 of the Code, its purchase, holding, and disposition of such notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code; or

(c)	it is a governmental plan (as defined in section 3(32) of ERISA), church plan (as defined in section 3(33) of ERISA), non-U.S. plan or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code, its purchase, holding, and disposition of such notes will not violate any similar law and are not otherwise prohibited.

Moreover, any purchaser that is a plan or is acquiring the offered notes on behalf of a plan, including any fiduciary purchasing on behalf of a plan, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the offered notes that (a) neither we, the underwriter nor any of our or their respective affiliates (collectively the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the offered notes, or as a result of any exercise by the Seller of any rights in connection with the offered notes, (b) no advice provided by the Seller has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the offered notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the offered notes is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such offered notes and not a fiduciary to such purchaser.

In addition, any purchaser that is a plan or is acquiring the offered notes on behalf of a plan will be deemed to have represented, by its purchase and holding of the offered notes, that: (a) the decision to acquire and hold the offered notes has been made by a duly authorized fiduciary (the “Plan Fiduciary”) who is independent of the Seller; (b) the Plan Fiduciary is (i) a bank as defined in section 202 of the Investment Advisers Act of 1940 or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency, (ii) an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan, (iii) an investment adviser registered under the Investment Advisers Act of 1940 or, if not registered under the Investment Advisers Act by reason of paragraph (1) of section 203A of such Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business, (iv) a broker-dealer registered under the Securities Exchange Act of 1934, or (v) any independent fiduciary that holds, or has under management or control, total assets of at least $50 million; (c) in the case of a plan that is an individual retirement account (“IRA”), the Plan Fiduciary is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary; (d) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the offered notes; (e) the Plan Fiduciary has been informed that the Seller is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the plan’s acquisition of the offered notes and has been informed of the existence and nature of the Seller’s financial interests in the plan’s acquisition of the offered notes; (f) the Plan Fiduciary is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire and hold the offered notes and is responsible for exercising independent judgment in evaluating whether to invest the assets of the plan in the offered notes; and (g) the Seller has not received a fee or other compensation directly from the plan or Plan Fiduciary for the provision of investment advice (as opposed to other services) in connection with the plan’s acquisition of the offered notes (it being understood that the purchaser will not be deemed to make the representation in this paragraph to the extent that the regulations under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 are revoked, repealed or no longer effective).

This discussion is a general summary of some of the rules which apply to ERISA plans and non-ERISA arrangements and their related investment vehicles as of the date of this prospectus. The rules governing investments by ERISA plans and non-ERISA arrangements change frequently, and we have no duty to, nor will we, inform you about any changes to such rules if and when they occur. This summary does not describe all of the rules or other considerations that may be relevant to the investment in the offered notes by such plans or arrangements. The description above is not, and should not be construed as, legal advice or a legal opinion.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered notes with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered notes and the availability of exemptive relief under the class exemptions listed above. The sale of the notes of Bank of America to a plan is in no respect a representation by Bank of America or the underwriters that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION AND CONFLICTS OF INTEREST

We will enter into an Amended and Restated Selling Agent Agreement with the agents, including the Purchasing Agent, pursuant to which the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers. The form of the Amended and Restated Selling Agency Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The notes will be offered for sale in the United States only. Dealers who are members of the selling group will execute a Master Selected Dealer Agreement with the Purchasing Agent. The agents will not be required to sell any specific amount of notes but will agree to use their reasonable best efforts to solicit offers from investors to purchase the notes. We also may appoint additional agents to solicit offers to purchase the notes. Any solicitation and sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed.

We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other agents as they agree. The concession will be payable to the Purchasing Agent in the form of a discount ranging from 0.30% to 3.15% of the non-discounted price for each note sold. However, we also may pay the Purchasing Agent a concession greater than or less than the range specified above. The gross selling concession that we will pay to the Purchasing Agent will be set forth in the applicable supplement. The Purchasing Agent also may sell notes to dealers at a discount not in excess of the concession it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire gross selling concession. It is anticipated that in these circumstances the other agents and dealers will be compensated by their clients based on a percentage of assets under management. We will disclose any of these arrangements in the applicable supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

We will have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We will agree to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents may be required to make with respect to those liabilities. We also have agreed to reimburse the agents for certain expenses.

If any notes are to be distributed by means other than those set forth in the Amended and Restated Selling Agent Agreement, prior to commencement of that distribution, copies of the proposed distribution agreements will be submitted to FINRA for review along with an estimate of the maximum compensation to be received by any FINRA member or related person participating in the distribution.

If we decide to list any note on a stock exchange, we will specify the exchange in the supplement relating to those notes. No note will have an established trading market when issued. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See the section entitled “Registration and Settlement” beginning on page 33.

In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

Following the initial distribution of notes, our affiliated broker-dealer entities, including Merrill Lynch, Pierce Fenner & Smith Incorporated, may buy and sell the notes in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and any related supplements may be used by one or more of our affiliated entities in connection with offers and sales related to secondary market transactions in the notes to the extent permitted by applicable law. Any of our affiliated entities may act as principal or agent in these transactions. None of Merrill Lynch, Pierce Fenner & Smith Incorporated or any other member of FINRA participating in the distribution of the notes will execute a transaction in our InterNotes® in a discretionary account without specific prior written approval of that customer.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

The maximum underwriting concession or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8.0% of the initial gross proceeds of the notes sold.

Conflicts of Interest

Merrill Lynch, Pierce Fenner & Smith Incorporated, one of two Joint Lead Managers and a Lead Agent, is a broker-dealer and one of our subsidiaries. Because of the relationship between us and Merrill Lynch, Pierce Fenner & Smith Incorporated, each offering and any remarketing of notes will be conducted in compliance with the requirements of FINRA Rule 5121 regarding the offer and sale of securities of an affiliated entity.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered by this prospectus and the applicable supplement. Any such short positions could adversely affect future trading prices of the notes offered by this prospectus and the applicable supplement. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the notes to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about us. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all information that you may find important, you should review the full text of these documents, which we have included as exhibits to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com.

We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange LLC,

20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it. This means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2017;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2018; and

•

our current reports on Form 8-K filed January 17, 2018, February 9, 2018, March 15, 2018, April 16, 2018, April 25, 2018, April 30, 2018, May 16, 2018, June 4, 2018 and June 28, 2018 (in each case, other than documents or information that is furnished but deemed not to have been filed).

We also incorporate by reference reports that we will file under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, during the period after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the termination of the offering of securities covered by this prospectus, but not any information that we may furnish but that is not deemed to be filed.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position and results of operations may have changed since that date.

You may request a copy of any filings referred to above, at no cost, by contacting us at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

FORWARD LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in our subsequent filings that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

LEGAL MATTERS

The legality of the notes will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina, and for the agents by Davis Polk & Wardwell LLP, New York, New York. Certain U.S. federal income tax matters will be passed upon for us by Davis Polk & Wardwell, New York, New York, special tax counsel to Bank of America Corporation. McGuireWoods LLP regularly performs legal services for us.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.